Exhibit 10.42

OYSTER POINT MARINA PLAZA

Fifth Amendment to Office Lease

THIS FIFTH AMENDMENT TO OFFICE LEASE (the “Fifth Amendment”) is made and entered into as of October 17, 2017, by and between KASHIWA FUDOSAN AMERICA, INC., a California corporation (“Landlord”) and SUNESIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Recitals

A.Landlord and Tenant have heretofore entered into that certain lease dated as of August 1, 2013 (the “Lease”) for premises described as Suite 400 (the “Premises”), initially containing approximately 15,378 rentable square feet, in the building located at 395 Oyster Point Boulevard, South San Francisco, California (the “Building”), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the “Complex”).

B.The Lease has heretofore been amended by the following instruments: (i) that certain First Amendment to Office Lease dated as of June 3, 2014 (the “First Amendment”), under which the parties agreed to extend the Term of the Lease through June 30, 2015 and to expand the Premises by the addition thereto of Suite 300 containing approximately 6,105 rentable square feet of space; (ii) that certain Second Amendment to Office Lease dated as of January 28, 2015 (the “Second Amendment”), under which the parties agreed to extend the Term of the Lease through December 31, 2015, and to grant Tenant an extension option for an additional term of six (6) months (the “Extension Option”); (iii) that certain Third Amendment to Office Lease dated as of September 1, 2015 (the “Third Amendment”), under which the parties agreed to extend the Term of the Lease through June 30, 2016, pursuant to Tenant’s valid exercise of its Extension Option; and (iv) that certain Fourth Amendment to Office Lease dated as of March 7, 2016 (the “Fourth Amendment”), under which the parties agreed to extend the Term through June 30, 2018, and to make certain other related changes in the Lease.

C.The parties mutually desire to amend the terms of the Lease to extend its Term, to reduce the Premises, and to effect certain other related changes, all on and subject to the terms and conditions hereof.

Agreement

Now, therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1Summary Table.  The Table set forth in § 1.2 of the Lease as heretofore amended is hereby superseded and replaced in its entirety by the following table, which shall constitute the Table under § 1.2 of the Lease for all purposes from and after the Effective Date of this Fifth Amendment:

Periods	Suite No.	RSF	USF	Monthly Base Rent	Tenant’s Share Bldg	Tenant’s Share Complex	Base Year
July 1, 2018 through June 30, 2019	400	15,378	13,372	$46,134.00	6.608%	3.311%	2018
July 1, 2019, through June 30, 2020	400	15,378	13,372	$47,518.02	6.608%	3.311%	2018
July 1, 2020, through June 30, 2021	400	15,378	13,372	$48,943.56	6.608%	3.311%	2018

In the event of any conflict between the terms contained in the Table and the terms contained in subsequent paragraphs of this Fifth Amendment, the terms of the Table shall control, except as may be expressly varied in any subsequent paragraph of this Fifth Amendment.

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 1 of 6	[Suite 400/395 OPB; 15,378 rsf]

2Effect of Amendment.  Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth herein will be deemed to be part of the Lease and shall supersede, to the extent they differ, any contrary provisions in the Lease.  Terms defined in the Lease, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment shall have the same meanings in this Fifth Amendment, unless a different definition is set forth in this Fifth Amendment.  The term Lease as used herein shall be deemed to include the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, each of which may also be referred to separately herein.

3Reduction of Premises.  Commencing on the Effective Date of this Fifth Amendment the Premises shall be reduced by the subtraction therefrom of approximately 6,105 rentable square feet of space known as Suite 300 in the Building (“Suite 300”) for all purposes under the Lease.  All references in the Lease to the “Premises” shall refer to Premises as so reduced by the subtraction of Suite 300 from and after the Effective Date.  From and after the Effective Date, Suite 300 shall have no part in calculations regarding Term, Base Rent, and Tenant’s Share of increases in Operating Expenses and Taxes; provided, that Tenant shall pay all Additional Rent attributable to Suite 300 that had accrued in calendar year 2017 prior to the Effective Date of this Fifth Amendment when such Additional Rent becomes due and payable under the Lease.

4Effective Date.  The amendments and changes specified in this Fifth Amendment shall become effective on July 1, 2018 (the “Effective Date”).  Notwithstanding the foregoing, this Fifth Amendment shall constitute the fully‑binding agreement and contract of the parties from and after the date of the parties’ execution and delivery of this Fifth Amendment to each other.

5Extension of Lease Term.  The Term of the Lease specified in § 1.4 of the Lease as heretofore amended is hereby extended for an additional period of three (3) years commencing on July 1, 2018, and the Expiration Date of the Lease is hereby amended accordingly to June 30, 2021, as shown in the Table above.

5.1Early Termination Right.  Notwithstanding anything to the contrary in the Lease as heretofore amended and under this Fifth Amendment, Tenant shall have the right in its sole and absolute discretion to terminate this Lease effective on a date of Tenant’s choosing which must occur, if at all, on or after December 31, 2019 (the ”Early Termination Date”) upon prior written notice given to Landlord upon not less that six (6) months prior to the Early Termination Date specified in Tenant’s notice of termination (the “Termination Notice”).  In no event shall Tenant have the right to deliver the Termination Notice to Landlord earlier than April 1, 2019.  If Tenant elects to give Landlord such a Termination Notice, the Lease shall terminate on the specified Early Termination Date with the same effect as if the Term of the Lease had expired on the Early Termination Date, and Tenant agrees to observe all the terms of the Lease regarding vacation and condition of the Premises upon expiration of the Term in any such case.  In consideration of the termination right granted to Tenant hereunder, Tenant agrees to pay to Landlord on the date Tenant delivers its Termination Notice a termination fee equal to the aggregate sum of (a) One Hundred Forty‑Six Thousand Eight Hundred Thirty Dollars and Sixty‑Eight Cents ($146,830.68) plus (b) “Unamortized Costs” consisting of the remaining balance of unamortized tenant improvement and leasing commission costs amortized at a rate of 6.0% per annum (collectively the “Termination Fee”).  Within thirty (30) days after final completion of Landlord’s Work in the Premises, Landlord shall deliver to Tenant a schedule of the Unamortized Costs applicable to the remainder of the Extension Term.  Tenant’s payment of the Termination Fee when and as required under this ¶ 5.1 is an express condition precedent to Tenant’s effective exercise of its termination option hereunder; and if Tenant fails to exercise its early termination right when and as provided hereunder, including timely payment of the Termination Fee, Tenant’s exercise of its early termination right shall be void and of no effect, and the Lease shall remain in effect as if Tenant had not attempted the exercise of its early termination right.  Time is of the essence of this ¶ 5.1.

5.2Option to Renew.  Tenant is hereby granted one (1) option to extend (the “Extension Option”) the Term of the Lease for one (1) additional period of two (2) years (the “Extension Period”).  The Extension Period term shall begin the first day following the Expiration Date as extended hereunder and shall take effect on the same terms and conditions in effect under the Lease immediately prior to the first Extension Period as set forth in ¶ 4 of the Fourth Amendment, except that (i) Tenant shall have no further option to extend the Term and (ii) monthly Base Rent shall be the rate which is Fair Market Value.  The “Fair Market Value” shall be the effective rent (face rental rate less free rent) being charged for comparable space in comparable buildings in the vicinity of the Building leased on comparable terms and shall be limited the rates charges in such comparable transactions for tenants renewing or extending their leases.

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 2 of 6	[Suite 400/395 OPB; 15,378 rsf]

(a)Exercise of Option.  The Extension Option may be exercised only by (i) delivering in person to Landlord’s Building Manager in the Building Office written notice of Tenant’s irrevocable election to exercise no earlier than nine (9) months and no later than six (6) months prior to the commencement of the Extension Period, and (ii) collecting and retaining in exchange for such notice of exercise an original written receipt therefor signed and dated by Landlord’s Building Manager.  Tenant’s exercise of its Extension Option shall not be effective or valid if there is any deviation in the timing or manner of exercise prescribed herein.

(b)Failure to Exercise.  If Tenant shall fail validly and timely to exercise the Extension Option herein granted, said Extension Option shall terminate and shall be null and void and of no further force and effect.

(c)Fair Market Value.  Provided that Tenant has validly exercised its Extension Option when and as required under ¶ 5.2(a) above, Landlord shall provide written notice to Tenant of its determination of the Fair Market Value within ten (10) business days after receiving Tenant’s exercise of its Extension Option.  If Tenant objects to Landlord’s determination of the Fair Market Value, Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Value using their best good‑faith efforts to reach agreement within thirty (30) days following Tenant’s receipt of Landlord’s determination of the Fair Market Value (the “Outside Agreement Date”).  If following the Outside Agreement Date the parties fail to agree, then Tenant may elect, by written notice delivered to Landlord within three (3) business days after the Outside Agreement Date, either to accept Landlord’s determination of the Fair Market Value or cancel its exercise of the Extension Option.  If Tenant fails for any reason to deliver to Landlord its written notice of election as and when prescribed in the previous sentence, the Term of the Lease shall be extended pursuant to Tenant’s exercise of its Extension Option at the monthly Base Rent previously determined by Landlord as Fair Market Value in Landlord’s notice of determination of Fair Market Value.

(d)Default.  Tenant’s exercise of the Extension Option shall, at Landlord’s election, be null and void if an Event of Default by Tenant exists on the date of Tenant’s notice of exercise or at any time thereafter and prior to commencement of the Extension Period.  Tenant’s exercise of the Extension Option shall not operate to cure any Event of Default by Tenant nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such Event of Default.  If the Lease or Tenant’s right to possession of the Premises shall terminate before Tenant shall have exercised the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void.

(e)Time.  Time is of the essence of the Extension Option granted hereunder.

6Extension Term Base Year.  As specified in the Table above, the Base Year for the purposes of calculating Tenant’s Share of Increased Operating Expenses and Increased Taxes under Article 4 of the Lease as heretofore amended shall remain calendar year 2018 from and after the Effective Date of this Fifth Amendment.

7Extension Term Base Rent.  The Base Rent for the Premises specified in § 1.5 of the Lease as heretofore amended shall be the amounts specified as Monthly Base Rent in the Table above for the various periods and spaces set forth in the Table from and after the Effective Date of this Fifth Amendment.

8Use of Furniture.  Tenant’s right to use the Furniture as set forth in ¶ 8 of the First Amendment shall remain unchanged through the Expiration Date as extended hereunder.

9Condition of Premises.  Except as otherwise expressly provided in this ¶ 9 with respect to Landlord’s preparation of the Premises for Tenant’s continued occupancy, Tenant shall accept the Premises, any existing Improvements in the Premises, and the Systems and Equipment serving the same in an “as is” condition on the Effective Date of this Fifth Amendment, and Landlord shall have no obligation to improve, alter, remodel, or otherwise modify the Premises in connection with Tenant’s continued occupancy of the Premises from and after the Effective Date of this Fifth Amendment.

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 3 of 6	[Suite 400/395 OPB; 15,378 rsf]

9.1Landlord’s Preparation.  Landlord shall use reasonable diligence in completing and preparing the Premises for Tenant’s continued occupancy on or before the Effective Date of this Fifth Amendment.  The facilities, materials, and work to be furnished, installed, and performed in the Premises by Landlord are referred to as the “Work.”  Any other installations, materials, and work which may be undertaken by or for the account of Tenant to prepare, equip, decorate, and furnish the Premises for Tenant’s continued occupancy are referred to as the “Tenant’s Work,” which shall include the connection and/or rewiring of Tenant’s telephone and data lines.  The parties agree that Landlord’s Work, to be completed at Landlord’s sole cost and expense on a turnkey basis, shall consist of the following items only:

(i)removal of the existing red fire‑system button in the document control room;

(ii)provision of moving services for shifting Tenant’s furniture during the performance of Landlord’s Work; provided, however, that Tenant shall be responsible at its own cost and expense for moving its personal property other than furniture as necessary during the progress of Landlord’s Work, including moving its electrical, data, and telecommunications cables and wiring as necessary;

(iii)installation of new Building‑standard carpet throughout the Premises;

(iv)application of fresh Building‑standard paint throughout the Premises; and

(v)delivery of the Premises with all Systems and Equipment serving the same in good working order and condition.

9.1.1Construction Management Services.  Notwithstanding anything to the contrary herein or in the Lease as heretofore amended, at the completion of Landlord’s Work, Tenant shall pay to Landlord a construction management fee in the amount of five percent (5%) of the total cost of Landlord’s Work (the “CM Fee”); provided, however, that the CM Fee shall not exceed Seven Thousand Five Hundred Dollars ($7,500.00) with respect to Landlord’s Work under this Fifth Amendment, unless Tenant substantially alters the Work, in which case the CM Fee of 5% shall apply to any new components added to the scope of Landlord’s Work.

9.1.2Interference with Tenant’s Business.  The parties acknowledge that Tenant shall be in possession of the Premises and shall conduct its business in the Premises during the Work required under this Fifth Amendment.  Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under the Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption, or injury to business arising from Landlord’s performance of the Work or from Landlord’s making any repairs or changes which Landlord is required or permitted to perform by this Fifth Amendment or by any other tenant’s lease or required by law to make in or to any portion of the Complex, Property, Building, or the Premises.  Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises.  Landlord agrees to use reasonable efforts to avoid interference with Tenant’s use and occupancy of the Premises during the performance of the Work and agrees to cause the application of paint and any work generating unreasonable noise outside of normal business hours.  The parties agree that Landlord shall not be liable for any damages which Tenant may incur during the performance of the Work, except to the extent that Tenant’s actual damages are the result of Landlord’s negligence or wilfull misconduct.  In no circumstances shall Landlord be liable to Tenant for business interruption, lost profits, or compensatory or consequential damages of any kind by virtue of Landlord’s Work.  Tenant specifically agrees that any interference with Tenant’s use or occupancy of the Premises caused by the performance of the Work shall not constitute a constructive eviction.

9.2Notice of Defects.  It shall be conclusively presumed upon Tenant’s continuing actual possession of the Premises that the same were in satisfactory condition (except for latent defects) as of the Effective Date, unless within thirty (30) days after the Effective Date of this Fifth Amendment Tenant shall give Landlord notice in writing specifying the respects in which the Premises were not in satisfactory condition.

10Security Deposit.  Tenant’s Security Deposit specified in § 5.1 of the Lease as heretofore amended shall remain unchanged in consequence of the parties’ execution and delivery of this Fifth Amendment to each other.

11Parking.  The number of parking spaces specified in § 28.1 of the Lease as heretofore amended as available for Tenant’s use is hereby amended to fifty-three (53).

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 4 of 6	[Suite 400/395 OPB; 15,378 rsf]

12Notices.  Landlord’s address for notices under § 23.1 of the Lease as heretofore amended is hereby amended as follows:

if to Landlord:

Kashiwa Fudosan America, Inc.

c/o RiverRock Real Estate Group, Inc.

Attn: Property Manager

400 Oyster Point Boulevard, Suite 117

South San Francisco, CA 94080

copy to:

Metro Properties, LLC, Agent

Attn: Oyster Point Asset Manager

11150 West Olympic Boulevard, Suite 1090

Los Angeles, CA  90064

13Access Inspection Disclosure.  Pursuant to California Civil Code § 1938, Landlord hereby notifies Tenant that, as of the date of this Fifth Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction‑related accessibility standards under California Civil Code § 55.53, and the Premises have not been determined to meet all applicable construction-related accessibility standards pursuant to Civil Code § 55.53.  In addition, Civil Code § 1938(e) requires that the following language be inserted into this Fifth Amendment:

A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

Landlord is acting in compliance with applicable Laws by inserting the foregoing paragraph into this Fifth Amendment, but Landlord thereby expresses no opinion as to the meaning or applicability of § 1938 and offers no legal advice as to its meaning or applicability.  Tenant is informed and agrees that it will seek its own legal counsel if it has questions regarding the meaning of § 1938 or its applicability to this Fifth Amendment.

14No Disclosure.  Tenant agrees that it shall not disclose any of the matters set forth in this Fifth Amendment or disseminate or distribute any information concerning the terms, details, or conditions hereof to any person, firm, or entity without obtaining the express written approval of Landlord, except that Tenant may make disclose information required to be disclosed regarding this terms of the Lease in connection with filings required by Securities and Exchange Commission.

15Defined Terms.  Terms used herein that are defined in the Lease shall have the meanings therein defined, unless a different definition is set forth in this Fifth Amendment.  In the event of any conflict between the provisions of the Lease, and this Fifth Amendment, the terms of this Fifth Amendment shall prevail.

16Survival.  Warranties, representations, agreements, and obligations contained in this Fifth Amendment shall survive the execution and delivery of this Fifth Amendment and shall survive any and all performances in accordance with this Fifth Amendment.

17Counterparts.  This Fifth Amendment may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Fifth Amendment.

18Attorneys’ Fees.  If any party obtains a judgement against any other party or parties by reason of breach of this Fifth Amendment, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgement against the losing party or parties.

19Successors.  This Fifth Amendment and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 5 of 6	[Suite 400/395 OPB; 15,378 rsf]

20Authority.  Each of the individuals executing this Fifth Amendment represents and warrants that he or she is authorized to execute this Fifth Amendment on behalf of the party for whom he or she is executing this Fifth Amendment and that by his or her signature such party is legally bound by the terms, covenants, and conditions of this Fifth Amendment.

21Governing Law.  This Fifth Amendment shall be construed and enforced in accordance with the laws of the State of California.

22Continuing Validity of Lease.  Except as expressly modified herein, the Lease remains in full force and effect.

23Conflicts.  In the event of any conflict between the provisions of the Lease and those of this Fifth Amendment, the terms and provisions of this Fifth Amendment shall control.

24Landlord’s Representative.  Tenant acknowledges and agrees that, in executing this Fifth Amendment, TAK Development, Inc., a California corporation, is acting solely in its capacity as Landlord’s authorized attorney-in-fact.  TAK Development, Inc. is not acquiring or assuming any legal liability or obligation to any other party executing this Fifth Amendment, and any claim or demand of any such other party arising under or with respect to this Fifth Amendment shall be made and enforced solely against Landlord.

25Whole Agreement.  The mutual obligations of the parties as provided herein are the sole consideration for this Fifth Amendment, and no representations, promises, or inducements have been made by the parties other than as appear in this Fifth Amendment, which supersedes any previous negotiations.  There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Fifth Amendment.  This Fifth Amendment may not be amended except in writing signed by all the parties.

In witness whereof, the parties have executed this Fifth Amendment as of the date first above written.

Landlord:	Tenant:
KASHIWA FUDOSAN AMERICA, INC., a California corporation	SUNESIS PHARMACEUTICALS, INC., a Delaware corporation
By: TAK Development, Inc., a California corporation	By: /s/ Daniel N. Swisher, Jr
Its: Attorney-in-Fact	Daniel N. Swisher, Jr.

By: /s/Tomoki Miura	Its: CEO & President
Tomoki Miura, Senior Manager

Oyster Point Marina Plaza Fifth Amendment to Office Lease

Kashiwa Fudosan America, Inc. :: Sunesis Pharmaceuticals, Inc.

page 6 of 6	[Suite 400/395 OPB; 15,378 rsf]